Exhibit 5.1

May 24, 2007

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering an underwritten public offering of up to 6,900,000 shares of common stock, par value $.0001, including 900,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the form of the Company’s Fourth Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement (the “Restated Charter”), to be filed with the Secretary of State of the State of Delaware immediately upon the closing of the offering contemplated by the Registration Statement, (d) the form of the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, to be effective immediately upon the closing of the offering contemplated by the Registration Statement, and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon the filing of the Restated Charter with the Secretary of State of the State of Delaware, the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By: /s/ John M. Geschke

            John M. Geschke

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